Exhibit 3.1

RETAIL PROPERTIES OF AMERICA, INC.

SIXTH ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Retail Properties of America, Inc., a Maryland corporation (the “Company”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation is: Retail Properties of America, Inc. (the “Company”). So far as may be practicable, the business of the Company shall be conducted and transacted under that name.

ARTICLE II

PURPOSES AND POWERS

The purposes for which the Company is formed are to engage in any lawful act or activity (including, without limitation or obligation, qualifying as a real estate investment trust (a “REIT”) under Sections 856 through 860, or any successor sections, of the Internal Revenue Code of 1986, as amended (the “Code”)), for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

RESIDENT OFFICE/AGENT AND PRINCIPAL OFFICE

The post office address of the principal office of the Company in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The Company may have such other offices and places of business within or outside the State of Maryland as the Board of Directors may from time to time determine. The Company shall continuously maintain in the State of Maryland a principal office and a resident agent whose office is identical with such principal office. The post office address of the Company’s resident agent in the State of Maryland is 351 West Camden Street, Baltimore, Maryland 21201. The name of the Company’s resident agent at such address is The Corporation Trust Incorporated. The Company reserves the power to change its resident agent and principal office at any time.

ARTICLE IV

STOCK

SECTION 4.1. AUTHORIZED STOCK. The total number of shares of all classes or series of stock of the Company which the Company has authority to issue (“Equity Stock”) is 650,000,000 shares, of which 640,000,000 are shares of common stock, $.001 par value per share (“Common Stock”), and 10,000,000 are shares of preferred stock, $.001 par value per share (“Preferred Stock”). The aggregate par value of all authorized shares of Equity Stock having par value is $650,000. If shares of one class of Equity Stock are classified or reclassified into shares of another class of Equity Stock pursuant to this Article IV, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of Equity Stock of all classes that the Company has authority to issue shall not be more than the total number of shares of Equity Stock set forth in the first sentence of this paragraph. To the extent permitted by Maryland law and subject to any preferential rights in favor of any class of Preferred Stock of the Company, the Board of Directors, without any action by the stockholders of the Company, may amend this charter of the Company (as amended, supplemented and restated from time to time, this “Charter”) from time to time to increase or decrease the aggregate number of shares of Equity Stock or the number of shares of Equity Stock of any class or series that the Company has authority to issue.

SECTION 4.2. LIQUIDATION. Subject to any preferential rights in favor of any class of Preferred Stock, upon liquidation or dissolution of the Company, each issued and outstanding share of Common Stock shall be entitled to participate pro rata in the assets of the Company remaining after payment of, or adequate provision for, the debts and liabilities of the Company.

SECTION 4.3. COMMON STOCK. Subject to the provisions of Article VI of this Charter and except as otherwise provided in this Charter, each issued and outstanding share of Common Stock shall entitle the holder thereof to one vote on all matters presented for a vote of stockholders. Shares of Common Stock do not have cumulative voting rights. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of Equity Stock. The holders of Common Stock shall be entitled to receive dividends when and as authorized by the Board of Directors and declared by the Company, but only out of funds legally available therefor.

SECTION 4.4. PREFERRED STOCK. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of Equity Stock.

SECTION 4.5. CLASSIFIED OR RECLASSIFIED SHARES. Prior to issuance of classified or reclassified shares of any class or series of Equity Stock, the Board of Directors by resolution shall: (i) designate that class or series to distinguish it from all other series and classes of Equity Stock of the Company; (ii) specify the number of shares to be included in the class or series; (iii) subject to the provisions of Article VI of this Charter regarding Equity Stock, and subject to the express terms of any class or series of Equity Stock of the Company outstanding at the time, set or change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series; and (iv) cause the Company to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of Equity Stock set or changed pursuant to clause (iii) of this Section 4.5 may be made dependent upon facts or events ascertainable outside this Charter (including determinations by the Board of Directors or other facts or events within the control of the Company) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Equity Stock is clearly and expressly set forth in the articles supplementary filed with the SDAT or other part of this Charter.

SECTION 4.6. GENERAL NATURE OF EQUITY STOCK. All shares of Equity Stock shall be personal property entitling the stockholders only to those rights provided in this Charter. Subject to any preferential rights in favor of any class of Preferred Stock and to Section 4.2 of this Article IV, the stockholders shall have no interest in any assets of the Company and shall have no right to compel any partition or division of the Company or dividend or distribution of any assets of the Company.

SECTION 4.7. PREEMPTIVE RIGHTS. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of Equity Stock pursuant to Section 4.5 of this Article IV or as may otherwise be provided by a contract approved by the Board of Directors, no stockholder of the Company shall, as such stockholder, have any preemptive right to purchase or subscribe for any additional shares of Equity Stock or any other security of the Company which it may issue or sell.

SECTION 4.8. CHARTER AND BYLAWS. The rights of all stockholders and the terms of all Equity Stock are subject to the provisions of this Charter and the bylaws of the Company (the “Bylaws”), as this Charter and such Bylaws may be amended from time-to-time.

SECTION 4.9. RIGHTS OF OBJECTING STOCKHOLDERS. Holders of shares of Equity Stock are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 or Subtitle 7 of the Maryland General Corporation Law or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of Equity Stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

SECTION 4.10. MAJORITY VOTE SUFFICIENT. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of holders of shares entitled to cast a greater proportion of votes, any such action shall be taken or approved if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast with respect to such action.

SECTION 4.11. STOCKHOLDER’S CONSENT IN LIEU OF MEETING. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting only if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders.

ARTICLE V

BOARD OF DIRECTORS

SECTION 5.1. NUMBER. The number of directors of the Company initially shall be nine, which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws; provided, however, that such number shall never be less than the minimum number required by the Maryland General Corporation Law. The Board of Directors may establish such committees as it deems appropriate as provided in the Bylaws.

The names of the members of the Board of Directors (the “Directors”) who shall serve until the next annual meeting of the stockholders and until their successors are duly elected and qualify are:

Kenneth H. Beard

Frank A. Catalano, Jr.

Paul R. Gauvreau

Gerald M. Gorski

Steven P. Grimes

Brenda G. Gujral

Richard P. Imperiale

Kenneth E. Masick

Barbara A. Murphy

The Company elects pursuant to Section 3-804(c) of the Maryland General Corporation Law that, except as may be provided by the Board of Directors in setting the terms of any class or series of Equity Stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining Directors in office, even if the remaining Directors do not constitute a quorum, and any Director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until his or her successor is duly elected and qualifies.

SECTION 5.2. REMOVAL. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more Directors, a Director may only be removed for cause at an annual or special meeting of the stockholders by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast generally in the election of Directors. For purposes of this paragraph, “cause” shall mean with respect to any particular Director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.

SECTION 5.3. DUTIES AND POWERS.

(a) GENERAL. The business and affairs of the Company shall be managed under the direction of the Board of Directors. All powers of the Company may be exercised by or under authority of the Board of Directors except as conferred on or reserved to the stockholders by law or by this Charter or the Bylaws. This Charter shall be construed with a presumption in favor of the grant of power and authority to the Board of Directors. Any construction of this Charter or determination made in good faith by the Board of Directors concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Directors included in this Charter or in the Bylaws shall in no way be construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board of Directors under the Maryland General Corporation Law, the general laws of the State of Maryland or any other applicable laws as now or hereafter in force.

(b) REIT QUALIFICATION. The Board of Directors shall use its reasonable best efforts to cause the Company to qualify for U.S. federal income tax treatment in accordance with the provisions of the Code or corresponding provisions of subsequent revenue laws applicable to a REIT. In furtherance of the foregoing, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the qualification of the Company as a REIT. Notwithstanding the foregoing, if a majority of the Board of Directors determines that it is no longer in the best interest of the Company to continue to have the Company qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Company’s REIT election.

(c) AUTHORIZATION BY BOARD OF DIRECTORS OF EQUITY STOCK ISSUANCE; AUTHORITY TO DECLARE STOCK DIVIDENDS OF DIFFERENT CLASSES. The Board of Directors may authorize the issuance from time to time of shares of Equity Stock of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its Equity Stock or any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in this Charter or the Bylaws. Subject to any preferential rights in favor of any class of Preferred Stock, the Board of Directors, in accordance with Section 2-309(c)(5)(i) of the Maryland General Corporation Law, is hereby specifically authorized to, at any time, cause the Company to declare and/or pay a dividend payable in shares of any one class or multiple classes of Equity Stock to the holders of shares of any other class or classes of Equity Stock without obtaining stockholder approval.

(d) DISTRIBUTION REINVESTMENT PROGRAM. The Directors may adopt a distribution reinvestment program on such terms and conditions as they determine to be appropriate.

SECTION 5.4. DETERMINATIONS BY BOARD OF DIRECTORS. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with this Charter, shall be final and conclusive and shall be binding upon the Company and every holder of shares of its Equity Stock: (i) the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its Equity Stock or the payment of other distributions on its Equity Stock; (ii) the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (iii) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (iv) any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of Equity Stock; (v) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or any shares of Equity Stock of the Company; (vi) any matters relating to the acquisition, holding or disposition of any assets by the Company; (vii) the number of shares of Equity Stock of any class; or (viii) any other matter relating to the business and affairs of the Company or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

ARTICLE VI

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

SECTION 6.1. DEFINITIONS. For the purpose of this Article VI, the following terms shall have the following meanings:

AGGREGATE STOCK OWNERSHIP LIMIT. The term “Aggregate Stock Ownership Limit” shall mean not more than 9.8 (or such other amount designated by the Board of Directors pursuant to Section 6.2.8) percent in value of the aggregate of the outstanding shares of Equity Stock.

BENEFICIAL OWNERSHIP. The term “Beneficial Ownership” shall mean ownership of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code, provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once. Whenever a Person Beneficially Owns shares of Equity Stock that are not actually outstanding (e.g., shares issuable upon the exercise of an option or the conversion of a convertible security) (“Option Shares”), then, whenever this Charter requires a determination of the percentage of outstanding shares of a class of Equity Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

BUSINESS DAY. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

CHARITABLE BENEFICIARY. The term “Charitable Beneficiary” shall mean American Red Cross, until such time as the Trustee designates one or more other nonprofit organizations pursuant to Section 6.3.6.

COMMON STOCK OWNERSHIP LIMIT. The term “Common Stock Ownership Limit” shall mean not more than 9.8 (or such other amount designated by the Board of Directors pursuant to Section 6.2.8) percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Company.

CONSTRUCTIVE OWNERSHIP. The term “Constructive Ownership” shall mean ownership of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

EXCEPTED HOLDER. The term “Excepted Holder” shall mean a stockholder of the Company for whom an Excepted Holder Limit is created by this Charter or by the Board of Directors pursuant to Section 6.2.7.

EXCEPTED HOLDER LIMIT. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 6.2.7, and subject to adjustment pursuant to Section 6.2.8, the percentage limit established by the Board of Directors pursuant to Section 6.2.7.

INITIAL DATE. The term “Initial Date” shall mean the date upon which these Sixth Articles of Amendment and Restatement containing this Article VI are filed with and accepted by the SDAT.

MARKET PRICE. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Equity Stock, the Closing Price for such Equity Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Equity Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Equity Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Equity Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Equity Stock is listed or admitted to trading or, if such Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Equity Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Stock selected by the Board of Directors or, in the event that no trading price is available for such Equity Stock, the fair market value of the Equity Stock, as determined in good faith by the Board of Directors.

NON-TRANSFER EVENT. The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any shares of Equity Stock and any redemption of any shares of Equity Stock.

NYSE. The term “NYSE” shall mean the New York Stock Exchange.

OWNERSHIP LIMITS. The term “Ownership Limits” shall mean the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit, subject to adjustment pursuant to Section 6.2.8.

PERSON. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a “group” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

PROHIBITED OWNER. The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 6.2.1, would beneficially own (determined under the principles of Section 856(a)(5) of the Code), Beneficially Own or Constructively Own shares of Equity Stock, and if appropriate in the context, shall also mean any Person who would have been the record or actual owner of the shares that the Prohibited Owner would have so owned.

RESTRICTION TERMINATION DATE. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.3(b) of this Charter that it is no longer in the best interests of the Company to attempt to, or continue to, qualify as a REIT or that compliance with all or any of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Equity Stock set forth herein is no longer required in order for the Company to qualify as a REIT, but only with respect to such restrictions and limitations.

TRANSFER. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock or the right to vote or receive dividends on Equity Stock, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option) or entering into any agreement for the sale, transfer or other disposition of Equity Stock (or of beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Stock or any interest in Equity Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock; in each case, whether voluntary or involuntary, whether owned of record, beneficially owned (determined under the principles of Section 856(a)(5) of the Code), Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

TRUST. The term “Trust” shall mean any trust provided for in Section 6.3.1.

TRUSTEE. The term “Trustee” shall mean the Person unaffiliated with the Company and any Prohibited Owner that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and is appointed by the Company to serve as trustee of the Trust. Until otherwise appointed by the Company, the initial Trustee shall be Goodwin Procter LLP.

SECTION 6.2. EQUITY STOCK.

SECTION 6.2.1. OWNERSHIP LIMITATIONS. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 6.4:

(a) Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Common Stock in excess of the Common Stock Ownership Limit and (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No Person shall Beneficially Own shares of Equity Stock to the extent that such Beneficial Ownership of Equity Stock would result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year).

(iii) No Person shall Beneficially Own or Constructively Own shares of Equity Stock to the extent that such Beneficial Ownership or Constructive Ownership of Equity Stock would result in the Company failing to qualify as a REIT.

(iv) No Person shall Constructively Own shares of Equity Stock to the extent that such Constructive Ownership would cause any income of the Company that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

(v) Notwithstanding any other provisions contained herein but subject to Section 6.4 of this Article VI, any Transfer of shares of Equity Stock that, if effective, would result in the Equity Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void AB INITIO, and the intended transferee shall acquire no rights in such shares of Equity Stock.

(b) TRANSFER IN TRUST. If any Transfer or Non-Transfer Event occurs which, if effective or otherwise, would result in any Person Beneficially Owning or Constructively Owning (as applicable) shares of Equity Stock in violation of Section 6.2.1(a)(i), (ii), (iii) or (iv),

(i) then that number of shares of the Equity Stock the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause such Person to violate Section 6.2.1(a)(i), (ii), (iii) or (iv) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 6.3, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or Beneficial Owner of such shares) shall acquire no rights in such shares (or shall be divested of its rights in such shares); or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 6.2.1(a)(i), (ii), (iii) or (iv), then the Transfer of that number of shares of Equity Stock that otherwise would cause any Person to violate Section 6.2.1(a)(i), (ii), (iii) or (iv) shall be void AB INITIO, and the intended transferee shall acquire no rights in such shares of Equity Stock.

SECTION 6.2.2. REMEDIES FOR BREACH. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 6.2.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of any shares of Equity Stock in violation of Section 6.2.1(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Company to redeem shares, refusing to give effect to such Transfer on the books of the Company or instituting proceedings to enjoin such Transfer or Non-Transfer Event; PROVIDED, HOWEVER, that any Transfer or attempted Transfer in violation of Section 6.2.1(a) (or Non-Transfer Event that results in a violation of Section 6.2.1(a)) shall automatically result in the transfer to the Trust described above, or, if applicable, shall be void AB INITIO as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

SECTION 6.2.3. NOTICE OF RESTRICTED TRANSFER. Any Person who acquires or attempts or intends to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of shares of Equity Stock that will or may violate Section 6.2.1(a) or any Person who held or would have owned shares of Equity Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 6.2.1(b) shall immediately give written notice to the Company of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Company such other information as the Company may request in order to determine the effect, if any, of such Transfer on the Company’s qualification as a REIT.

SECTION 6.2.4. OWNERS REQUIRED TO PROVIDE INFORMATION. From the Initial Date and prior to the Restriction Termination Date:

(a) every owner of five percent or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of any class or series of Equity Stock, upon request following the end of each taxable year of the Company, shall provide in writing to the Company the name and address of such owner, the number of shares of each class and series of Equity Stock and other shares of the Equity Stock Beneficially Owned by it and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such Beneficial Ownership on the Company’s qualification as a REIT and to ensure compliance with the Ownership Limits; and

(b) each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide in writing to the Company such information as the Company may request, in good faith, in order to determine the Company’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

SECTION 6.2.5. REMEDIES NOT LIMITED. Subject to Section 5.3(b) of this Charter, nothing contained in this Section 6.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders in preserving the Company’s qualification as a REIT.

SECTION 6.2.6. AMBIGUITY. The Board of Directors shall have the power to determine the application of the provisions of this Section 6.2 and Section 6.3 and any definition contained in Section 6.1, including in the case of an ambiguity in the application of any of the provisions of this Section 6.2, Section 6.3, or any such definition, with respect to any situation based on the facts known to it. In the event Section 6.2 or 6.3 requires an action by the Board of Directors and this Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 6.1, 6.2 or 6.3.

SECTION 6.2.7. EXCEPTIONS.

(a) Subject to Section 6.2.1(a)(iii), the Board of Directors, in its sole discretion, may prospectively or retroactively exempt a Person from one or more of the ownership limitations set forth in Section 6.2.1(a)(i)(1), (2), and (3) and establish or increase an Excepted Holder Limit for such Person, may prospectively waive the provisions of Section 6.2.1(a)(ii) with respect to a Person, and/or may prospectively or retroactively waive the provisions of Section 6.2.1(a)(iv) with respect to a Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership and Constructive Ownership of such shares of Equity Stock in excess of the Ownership Limits or in violation of the limitations imposed by Section 6.2.1(a)(ii) or Section 6.2.1(a)(iv), as applicable, will not now or in the future jeopardize the Company’s ability to qualify as a REIT under the Code; and

(ii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 6.2.1 through 6.2.6) will result in such shares of Equity Stock being automatically transferred to a Trust in accordance with Sections 6.2.1(b) and 6.3.

(b) Prior to granting any exemption or waiver or creating any Excepted Holder Limit pursuant to Section 6.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Company’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating any Excepted Holder Limit.

(c) Subject to Section 6.2.1(a)(iii), an underwriter that participates in a public offering or a private placement of Equity Stock (or securities convertible into or exchangeable for Equity Stock) may Beneficially Own and Constructively Own shares of Equity Stock (or securities convertible into or exchangeable for Equity Stock) in excess of the Aggregate Stock Ownership Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d) The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Stock Ownership Limit.

SECTION 6.2.8. INCREASE OR DECREASE IN AGGREGATE STOCK OWNERSHIP AND COMMON STOCK OWNERSHIP LIMITS. Subject to Section 6.2.1(a)(iii), the Board of Directors may from time to time increase one or both of the Ownership Limits for one or more Persons and decrease one or both of the Ownership Limits for all other Persons; provided, however, that any such decreased Ownership Limit will not be effective for any Person whose percentage ownership in Equity Stock is in excess of the decreased Ownership Limit until such time as such Person’s percentage of Equity Stock equals or falls below the decreased Ownership Limit, but any further acquisition of Equity Stock in excess of such percentage ownership of Equity Stock will be in violation of the Ownership Limits; and provided, further, that the new Ownership Limits would not result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) if five unrelated individuals were to Beneficially Own the five largest amounts of Equity Stock permitted to be Beneficially Owned under such new Ownership Limits, taking into account the immediately preceding proviso permitting ownership in excess of decreased Ownership Limits in certain cases.

SECTION 6.2.9. LEGEND. Each certificate for shares of Equity Stock, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership, or, instead of such legend, the certificate, if any, may state that the Company will furnish a full statement about certain restrictions on transferability to a stockholder on request and without charge.

SECTION 6.3. TRANSFER OF EQUITY STOCK IN TRUST.

SECTION 6.3.1. OWNERSHIP IN TRUST. Upon any purported Transfer or Non-Transfer Event described in Section 6.2.1(b) that would result in a transfer of shares of Equity Stock to a Trust, such shares of Equity Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the transfer to the Trust pursuant to Section 6.2.1(b). The Trustee shall be appointed by the Company and shall be a Person unaffiliated with the Company and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Company as provided in Section 6.3.6.

SECTION 6.3.2. STATUS OF SHARES HELD BY THE TRUSTEE. Shares of Equity Stock held by the Trustee shall be issued and outstanding shares of Equity Stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

SECTION 6.3.3. DIVIDEND AND VOTING RIGHTS. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Equity Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Company that the shares of Equity Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Equity Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Company that the shares of Equity Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Company has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VI, until the Company has received notification that shares of Equity Stock have been transferred into a Trust, the Company shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

SECTION 6.3.4. SALE OF SHARES BY TRUSTEE. As soon as reasonably practicable after receiving notice from the Company that shares of Equity Stock have been transferred to the Trust (and no later than 20 days after receiving notice in the case of shares of Equity Stock that are listed or admitted to trading on any national securities exchange), the Trustee of the Trust shall sell the shares held in the Trust to a person whose ownership of the shares will not violate the ownership limitations set forth in Section 6.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 6.3.4. The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (b) the sales proceeds received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Company that shares of Equity Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 6.3.4, such excess shall be paid to the Trustee upon demand.

SECTION 6.3.5. PURCHASE RIGHT IN STOCK TRANSFERRED TO THE TRUSTEE. Shares of Equity Stock transferred to the Trustee shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 6.3.4. Upon such a sale to the Company, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner; provided, however, that the Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 6.3.3 of this Article VI. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.

SECTION 6.3.6. DESIGNATION OF CHARITABLE BENEFICIARIES. By written notice to the Trustee, the Company may change the Charitable Beneficiary by designating one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Equity Stock held in the Trust would not violate the restrictions set forth in Section 6.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code. Neither the failure of the Company to make such designation nor the failure of the Company to appoint the Trustee before the automatic transfer provided for in Section 6.2(b)(i) shall make such transfer ineffective, provided that the Company thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Company may, in its sole discretion, designate a different nonprofit organization as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Company with respect to the application of this Article VI shall be binding on each Charitable Beneficiary.

SECTION 6.4. NYSE TRANSACTIONS. Nothing in this Article VI shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VI.

SECTION 6.5. ENFORCEMENT. The Company is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VI.

SECTION 6.6. NON-WAIVER. No delay or failure on the part of the Company or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Company or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

SECTION 6.7. SEVERABILITY. If any provision of this Article VI or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

ARTICLE VII

AMENDMENTS

The Company reserves the right from time to time to make any amendment to this Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Charter, of any unissued shares of Equity Stock. All rights and powers conferred by this Charter on stockholders, Directors and officers are granted subject to this reservation. All references to this Charter shall include all amendments thereto.

ARTICLE VIII

LIMITATION OF LIABILITY AND INDEMNIFICATION

SECTION 8.1. LIMITATION OF STOCKHOLDER LIABILITY. No stockholder shall be personally liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Company by reason of its being a stockholder, nor shall any stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person or entity in connection with the assets or the affairs of the Company.

SECTION 8.2. LIMITATION OF DIRECTOR AND OFFICER LIABILITY. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former Director or officer of the Company shall be liable to the Company or to any stockholder for money damages. Neither the amendment nor repeal of this Section 8.2, nor the adoption or amendment of any other provision of this Charter inconsistent with this Section 8.2, shall apply to or affect in any respect the applicability of this Section 8.2 with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

SECTION 8.3. INDEMNIFICATION.

(a) The Company shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former Director or officer of the Company and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a Director or officer of the Company and at the request of the Company, serves or has served as a Director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Company shall have the power, with the approval of its Board of Directors or any duly authorized committee thereof, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Company in any of the capacities described in (a) or (b) above and to any employee or agent of the Company or a predecessor of the Company.

(b) The Company may purchase and maintain insurance on behalf of any person who is or was a Director, officer, employee or agent of the Company or its affiliates, or is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him/her and incurred by him/her in any such capacity, or arising out of his/her status as such, whether or not he/she is indemnified against such liability under the provisions of this Article.

THIRD: The amendment to and restatement of this charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Company as required by law.

FOURTH: The current address of the principal office of the Company is as set forth in Article III of the foregoing amendment and restatement of this charter.

FIFTH: The name and address of the Company’s current resident agent is as set forth in Article III of the foregoing amendment and restatement of this charter.

SIXTH: The number of directors of the Company and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of this charter.

SEVENTH: The undersigned acknowledges these Sixth Articles of Amendment and Restatement to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Company has caused these Sixth Articles of Amendment and Restatement to be signed in its name and on its behalf by its Chief Executive Officer and President and attested to by its General Counsel and Secretary on this 20th day of March, 2012.

/s/ Steven P. Grimes
Steven P. Grimes
Chief Executive Officer and President

Attested to by:

/s/ Dennis K. Holland
Dennis K. Holland
General Counsel and Secretary